BASE AGREEMENT FOR PURCHASE OF GRAPHITE ORE

This Base Agreement for Purchase of Graphite Ore (the “Base Agreement”) is made and entered into as of the 18th day of January, 2024 (the “Effective Date”), by and between Scientific Energy, Inc., a Utah corporation (hereinafter referred to as the “Company”), and Madagascar Graphite Limited, a Cayman Islands corporation, (hereinafter referred to as the “Supplier”). The Company and Supplier hereinafter sometimes referred to separately as a "Party" or collectively as the "Parties."

RECITALS

WHEREAS, the Company is a public reporting company in the United States with its stock traded on the Pink Sheet of OTC Markets, Ticker Symbol SCGY;

           WHEREAS, the Company’s newly established wholly-owned subsidiary Graphite Energy Inc. plans to enter the production and sales of graphite products, including construction of a production line for refined graphite powder products in Madagascar. Thus, the Company’s first needs to ensure the long-term, sufficient and stable supply of graphite ore, which is the most important raw material for its graphite production line;

            WHEREAS, Supplier owns and conducts graphite ore mining operations in Tamatave, the Republic of Madagascar, with mining area of approximately 280 square kilometers and the reserves are estimated at hundreds of millions of tons of graphite ore, which have been mined for more than a hundred years;

WHEREAS, the Company desires to ensure the long-term, sufficient and stable supply of graphite ore and Supplier desires to sell to the Company such graphite ore, all upon the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements and covenants herein set forth, the Company and Supplier agree as follows:

Section 1: Term. The term of this Base Agreement (the “Agreement Term”) shall commence on the Effective Date and shall remain in effect until December 31, 2030, unless terminated earlier by an agreement or as otherwise provided herein; provided, however, this 6-year Agreement Term may be extended, subject to mutual agreement of the Parties. With respect to such extension, the Parties shall consult and determine, no later than October 31, 2030, whether they intend to begin negotiations for the purpose of negotiating price and other terms and conditions or whether either Party or both Parties intends to allow this Agreement to terminate on December 31, 2030.

Section 2: Production Target. During the Agreement Term, the Company will produce a total of at least six hundred thousand (600,000) tons of graphite refined powder products with a carbon content of 95% or higher (the “Production Target”).  Supplier agrees to supply to the Company, in first priority manner, with sufficient amount of graphite ore that shall be sufficient for the production of the Company to fulfill its Production Target. Each Party agrees that it is legally bound by the terms of a Confirmation (as defined in Section 7.1), as supplemented by this Agreement, from the date that a Confirmation setting forth such terms is executed by the Parties. During the Term, Supplier agrees to sell and deliver to the Company, and the Company agrees to purchase and accept from Supplier, at the Delivery Point, the Agreement Quantity specified in accordance with the terms and conditions of the Confirmation and this Agreement. If, during the term of this Agreement, the Company fails to produce the agreed-upon Production Target of graphite refined powder products as per the Agreement, any advance made by the Company to the Supplier shall not be refunded and shall become the sole property of the Supplier. If, during the term of this agreement, the Supplier fails to provide the Company with the full quantity of graphite ore meeting the Production Target as per the Agreement, the Supplier shall be liable to pay the Company a default penalty, calculated as 0.05% of the remaining balance after deducting the advance amount, payable by the Supplier to the Company for each day until the Company receives the full quantity of graphite ore meeting the Production Target.

Section 3:   Quantity and Pricing.  Due to the uncontrollable variations among different grades of graphite ore, such as volume, weight, carbon content, as well as inaccuracies in testing, to protect each Party’s interest and simplify the process of pricing, the Parties agree that the price for the graphite ore used for the production of refined graphite powder shall be calculated on an output based formular as follows: (i) for each metric ton of refined graphite powder output, the Company shall pay Supplier a fixed price of two hundred fifty US dollars ($250), regardless of how many metric tons of graphite ore used as input; and (ii) This fixed price shall cover all mining and transporting the graphite ore to the location of the Company’s production line incurred by Supplier.

Section 4:   Advance and Issuance of the Company Shares.

    4.1.  Supplier needs to construct some industrial facilities including a new power plant, so that Supplier can supply sufficient graphite ore to the Company in priority manner. Subject to the terms set forth in the clause 5.1, supplier requires an advance payment of forty percent (40%) of the total purchase price, which is Forty-Eight Million US dollars ($48,000,000) to protect Supplier’s investment. Parties agree that Company will issue Ninety-Six Million (96,000,000) shares of the Company's common stock shares to Supplier, at a price of US$0.50 per share, for a total price of Forty-Eight Million US dollars ($48,000,000), as an advance payment and deposit (the “Advance Payment”) of the Company. Supplier will give the Company a price discount after receiving the Advance Payment.

4.2.    The shares shall be issued to Supplier within 90 days of signing this Agreement. Parties agree that the shares as such issued shall be held in escrow by an attorney jointly selected by both Parties for the said three-year restrictive period. Supplier agrees not to sell any of the above-mentioned stocks shares within the three years of the issuance. In addition, any sales of the shares by Supplier have to be comply with the U.S. Securities Act of 1933, as amended, and other government rules and regulations.

4.3.    Supplier understands that the shares issued by the Company in accordance with Section 4.1 are deemed “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to Rule 144, pursuant to an effective Registration Statement registering the shares under the Securities Act or pursuant to any other available exemption from the registration requirements of the Securities Act then in effect. Further, the following legends (or similar language) shall be placed on such certificate(s) representing the shares issued:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any State. They may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement covering these securities under the said act or laws, or an opinion of counsel reasonably satisfactory to the company and its counsel that registration is not required thereunder.

Section 5:  Price Discount

     5.1.  Supplier agrees to give the Company a twenty percent (20%) of purchase price discount on the ore required for the above-mentioned 600,000 tons of refined graphite powder products in Section 2. That is, the Company only needs to pay Supplier $200 in graphite ore for each ton of graphite refined powder products produced, instead of $250 per ton. After the discount, the total price of graphite ore corresponding to the above 600,000 tons of refined graphite powder products shall be One Hundred Twenty Million U.S. dollars ($120,000,000).

    5.2.   For every ton of refined graphite product produced by the Company, within 600,000 tons, the Company shall pay Supplier $200, of which $80 shall be deducted from the Advance Payment as set forth in Section 4.1, and the remaining $120 shall be paid by the Company within Ninety (90) days after each purchase settlement.

Section 6:  Pricing for Ore Purchased Beyond 600,000 Tons

In the event the Company’s production of refined graphite products exceed 600,000 tons during the Agreement period, the Company shall pay Supplier $250 per ton for each additional ton of graphite products that exceed the Production Target unless Parties will reach a new agreement.

Section 7:  Confirmations

7.1.  Execution. The Company will prepare and send to Supplier promptly after agreement as to a transaction a written confirmation memorializing the transaction (“Confirmation”). Each Confirmation will be promptly executed by Supplier, if it accurately sets forth the terms and conditions of the transaction agreed by the Parties, and returned to the Company. Each Confirmation will list the terms and conditions for the agreed transaction not otherwise covered by this Agreement, including, without limitation, quantity, term, scheduling, source(s), delivery point(s), and any other relevant terms agreed to by the Parties, including any exceptions to this Agreement.

7.2.  Errors. Should the Confirmation not accurately set forth the agreed terms and conditions, the Parties shall use their best efforts to resolve any matters and execute a conforming Confirmation. Once executed by both Parties, the Confirmation shall be deemed correct and binding and conclusive evidence of the transaction agreed to by the Parties.

7.3. Inconsistency. In the event of any inconsistency between the provisions of this Agreement and the terms set forth in a Confirmation, the Confirmation will prevail for the purpose of the relevant transaction.

7.4.  Single Agreement. Each Confirmation shall supplement and form a part of this Agreement and shall be read and construed together with this Agreement and all other applicable Exhibits, which constitute a single integrated agreement between the Parties. All Confirmations are entered into in reliance on the fact that this Agreement and all Confirmations form a single agreement between the Parties.

Section 8: Scheduling and Delivery

8.1.  Scheduling. To fulfill the agreement quantity obligation of the Parties, the Company shall advise Supplier on or before the 15th day of each calendar month of the estimated quantity of graphite ore it desires to load during the succeeding month and the Company’s delivery schedule. Supplier shall then advise the Company on or before the 20th day of the month of its sources for the scheduled monthly shipments and proposed loading dates and the Company shall advise Supplier of the specific transportation arrangements to comply with its delivery schedule no later than the 25th of the month. The Parties will work together to arrange and receive shipments to fulfill the Agreement Quantity. The Company and Supplier shall exert all commercially reasonable efforts to meet the operational needs of the other Party.

8.2.  Delivery Point.  The delivery point for Supplier’s graphite ore shall be the warehousing facility at the Company’s production line, or such other point or points as the Parties may agree upon in writing from time to time (the “Delivery Point”).

8.3.  Transportation.  Supplier shall be responsible for all arrangements and costs necessary to deliver Supplier’s graphite ore sold hereunder to the Delivery Point and the Company shall be responsible for all arrangements necessary to receive Supplier’s graphite ore purchased hereunder at the Delivery Point.

8.4.  Title.  Title, ownership and risk of loss of Supplier’s graphite ore sold hereunder shall pass from Supplier and vest in the Company upon delivery and acceptance of such graphite ore at the Delivery Points.

Section 9:   Invoicing and Payment

After the delivery of each shipment during the Term for each Confirmation, Supplier shall provide an invoice setting forth the aggregate price owed to Supplier for the ore actually delivered to the Company at the Delivery Point.  After deducting such amount in accordance with on Section 5.2 from Advance Payment, the remaining amount shall be paid by the Company within ninety (90) days after each purchase settlement.

Section 10:  Record Keeping

Each Party shall maintain accurate records and books of account showing all payments, credits, debits, weights, and all other data relating to ore purchase and sales made pursuant to this Agreement.

Section 11:  Warranty of Title

Supplier hereby warrants title to all Supplier’s graphite ore delivered hereunder, that it has the right to sell and transfer title to the same and that said graphite ore is free and clear of all liens, claims and encumbrances. In the event of any adverse claim being asserted against Supplier’s graphite ore, the Company shall have the right to withhold payment, of sums due hereunder up to the amount of the claim until such claim shall have been finally determined. Supplier shall indemnify, defend and hold the Company harmless from and against any loss, damage, cost or expense including court costs, witness and attorney fees and expenses arising out of breach of the foregoing warranties.

Section 10:   Force Majeure

10.1.   Force Majeure shall be defined as any unforeseeable event that delays or prevents a Party from performing, in whole or in part, any of its obligations under this Agreement due to any cause beyond the reasonable control of and not due to the fault or negligence of the declaring Party, including but not limited to acts of God, war, riots, civil insurrection, acts of the public enemy, terrorism, strikes, lockouts, natural disasters, breakdown of or damage to necessary facilities or equipment, transportation delays, orders or acts of civil or military authorities, legislation, regulation or administrative orders, or any limitation or prohibition on, or inability to obtain governmental permits or approvals required by law and necessary to, the mining, transporting, storing, or handling of graphite ore, or other unforeseeable causes that are beyond the reasonable control and without the fault or negligence of the Party affected thereby.

10.2.   If because of Force Majeure either Supplier or the Company is rendered wholly or partially unable to carry out its respective obligations under this Agreement, and if such Party promptly gives the other Party written notice of such Force Majeure in accordance with Section 10.3 below, the obligations and liabilities of the Party giving such notice and the corresponding obligation of the other Party shall be excused to the extent made necessary by and during the continuance of such Force Majeure; provided, however, that the Party claiming Force Majeure shall use its best efforts to eliminate the cause or effect of the Force Majeure as soon as and to the extent possible except that labor disputes or strikes shall be settled at the sole discretion of the Party affected. To the extent possible, Parties shall utilize good faith efforts to minimize the adverse effects of a Force Majeure.

10.3.   Should either Party experiences an event of Force Majeure impacting its ability to perform its obligations under this Agreement, said Party shall provide written notice within five (5) business days to the Party not claiming Force Majeure setting forth the date(s) on which the Force Majeure occurred, a brief description of the event of Force Majeure, and the estimated duration of the impact of the Force Majeure at that time.

Section 11:  Representations and Warranties

11.1.  The Company represents and warrants to Supplier that (i) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (ii) neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder by the Company shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under any certificate of incorporation or bylaws of the Company or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in a breach of or constitute a default under the material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which the Company is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of the Company or any other person or entity, and (iii) this Agreement constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

11.2.   Supplier represents and warrants to the Company that: (i) the execution and delivery of this Agreement by Supplier and the performance of its obligations hereunder have been duly authorized by all requisite corporate actions, (ii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Supplier shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under any articles of incorporation or regulations of the Company or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which the Supplier is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of the Supplier or any other person or entity, and (iii) this Agreement constitutes a valid and binding obligation of the Supplier and is enforceable against the Supplier in accordance with its terms.

Section 12: Miscellaneous

12.1. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for the subsidiaries of the Company and Supplier, no Party shall assign or transfer this Agreement any of its rights and obligations hereunder to any third party without the prior written consent of the other Party.

12.2.   Indemnification. The Company shall indemnify, save, hold harmless and defend Supplier, Supplier’s member cooperatives, affiliates and subsidiaries, successors, assigns and each of their respective officers, employees, agents and representatives (collectively, “Supplier Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with the Company’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Supplier Indemnified Parties, or their subcontractors or agents.

Supplier shall indemnify, save, hold harmless and defend the Company, the Company’s affiliates and subsidiaries, successors, assigns and each of their respective shareholders, directors, officers, employees, agents and representatives (collectively, “the Company Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with Supplier’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Company Indemnified Parties, or their subcontractors or agents.

12.3. Compliance. Supplier, its agents, representatives, contractors, or employees in performing all activities directly and indirectly related to this Agreement shall use commercially reasonable efforts to comply with all applicable federal, state and local laws, rules, regulations, codes, and ordinances.

12.4.   Notices. Unless expressly provided otherwise, all notices, requests, statements or payments shall be in writing and directed to the address as the Company or Supplier shall designate in writing from time to time and delivered by letter, facsimile, electronically or other documentary form. Notice by facsimile, electronic means or hand delivery shall be deemed to have been received by the close of business day on which it was transmitted unless transmitted or hand delivered after close of the business day in which case it shall be deemed received at the close of the next business day.

12.5.  Dispute Resolution. In the event the Parties are unable to resolve any dispute relating to this Agreement or any Confirmation, such dispute shall be resolved by binding, self-administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. A single arbitrator shall be selected by the Parties within sixty (60) days after a written demand for arbitration is made.

12.6. Governing Law. This Agreement and the rights and duties of the Parties arising herefrom and therefrom shall be governed by and construed, enforced and performed in accordance with the laws of the State of Utah without giving effect to principles of conflicts of laws.

12.7. Waivers. No waiver by a party of its rights or of any default by the other party under this Agreement shall operate or be construed as a continuing waiver of such rights or a waiver of any future default, whether of a like or different character.

12.8.   Entire Agreement; Amendments; Interpretation. This Agreement and exhibits hereto, if any, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous agreements or representations affecting the same. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Agreement.

12.9.   Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

12.10. Counterparts. This Agreement may be executed in two counterparts, with each party holding one copy, and each of which is an original and all of which constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Scientific Energy, Inc.                                                    Madagascar Graphite Limited

(the Company)                                                                (the Supplier)

By: /s/ Stanley Chan                                                           By: /s/ Liu Yuehai

Name:  Stanley Chan                                                          Name:  Liu Yuehai

Title:    Chief Executive Officer                                         Title:    Chief Executive Officer

Date:     January 18, 2024                                                   Date:    January 18, 2024